Exhibit 10.2

June 3, 2021

Alkuri Global Acquisition Corp.

4325 Hillsboro Pike, Suite 300

Nashville, TN 37215

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), by and among Alkuri Global Acquisition Corp., a Delaware corporation (“SPAC”), Babylon Holdings Limited, a company limited by shares incorporated under the laws of Jersey with registered number 115471 (“Company”), and Liberty USA Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into SPAC (the “Merger”), and hereby amends and restates in its entirety that certain letter, dated February 4, 2021, from, Alkuri Sponsors LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned entities and individuals (each, an “Insider” and collectively, the “Insiders”), to SPAC (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 4 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The Sponsor and certain Insiders are currently, and as of the Closing will be, the record owners of all of the outstanding Founder Shares and outstanding Private Placement Warrants, with the Sponsor and Insider’s ownership as of the date hereof detailed on Schedule A hereto.

In order to induce the Company, Merger Sub, and SPAC to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees with SPAC, at all times prior to the earlier of any valid termination of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, as follows:

1.	The Sponsor and each Insider irrevocably agrees that it, he or she shall:

(a)	vote any shares of Common Stock owned by it, him or her (all such shares of Common Stock, “Covered Shares”) in favor of the Merger and each other proposal related to the Merger included on the agenda for the special meeting of stockholders relating to the Merger;

(b)	when such meeting of stockholders is held, appear at such meeting or otherwise cause his, her, or its Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(c)	vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of his, her, or its Covered Shares against any SPAC Acquisition Transaction and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, result in a material breach of any covenant, representation or warranty or other obligation or agreement of SPAC, Company, or Merger Sub under the Merger Agreement, result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled, result in a material breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock of SPAC;

(d)	vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such shares of SPAC Shares against any change in business, management or board of directors of SPAC (other than in connection with the Merger and the other proposals related to the Merger); and

(e)	not redeem any SPAC Shares owned by it, him or her in connection with such stockholder approval.

Prior to any valid termination of the Merger Agreement, the Sponsor and each Insider shall take, or cause to be taken, all actions and shall do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.

The obligations of the Sponsor specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the board of directors of SPAC.

2.	The Sponsor and each Insider hereby agrees and acknowledges that: (a) SPAC and, prior to any valid termination of the Merger Agreement, the Company may be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under paragraph 1 of this Sponsor Agreement, (b) monetary damages will not be an adequate remedy for such breach, and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

3.	Sponsor Earnout Shares. The Sponsor acknowledges and agrees that the Sponsor Earnout Shares will be subject to the conditions set forth in Section 1.08 of the Merger Agreement and agrees to be bound by such terms as though it were party thereto.

4.	Waiver of Anti-Dilution Protections. The Sponsor hereby irrevocably and unconditionally (but subject to the consummation of the Merger) (x) agrees that the SPAC Class B Shares shall convert into shares of Pubco Class B Common Stock as set forth in Section 4.2(b)(i) of SPAC’s Certificate of Incorporation (the “Certificate of Incorporation”) at the Initial Conversion Ratio (as such term is defined in the Certificate of Incorporation) (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of shares of Acquiror Class A Common Stock), and (y) waives any adjustment to the Initial Conversion Ratio to which it would otherwise be entitled pursuant to Section 4.2(b)(ii) of the Certificate of Incorporation. The Sponsor further agrees not to redeem any Founder Shares and not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Company, any affiliate or designee of the Sponsor acting in his or her capacity as director, or any of their respective successors and assigns, relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

5.	The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement.

6.	As used herein:

(a)	“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act;

(b)	“Founder Shares” shall mean the outstanding shares of Class B Common Stock and the shares of Class B Common Stock issuable in connection with the Closing;

(c)	“Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii);

(d)	“Class A Common Stock” shall mean the (i) SPAC Class A Shares prior to the Merger, and (ii) the Pubco Class A Shares following the Merger;

(e)	“Class B Common Stock” shall mean (i) SPAC Class B Shares prior to the Merger, and (ii) the Pubco Class B Pubco Shares following the Merger;

(f)	“Common Stock” shall mean the Class A Common Stock and the Class B Common Stock;

(g)	“Private Placement Warrants” shall mean the 5,933,333 SPAC Warrants that (i) the Sponsor purchased for an aggregate purchase price $7,999,999.50, or $1.50 per SPAC Warrant, and (ii) are coupled with the SPAC Warrants underlying the Private Placement Units, which Private Placement Warrants will be assumed by the Company in connection with the Closing; and

(h)	“Business Combination Proposal” means any action to initiate, solicit, facilitate, consider, make or encourage or otherwise facilitate the making of any offers or proposals related to, a SPAC Acquisition Transaction, enter into, engage in or continue any discussions or negotiations with respect to a SPAC Acquisition Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to a SPAC Acquisition Transaction or enter into any agreement relating to a SPAC Acquisition Transaction.

7.	This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, each Insider and the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

8.	No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, the Company, each Insider, and SPAC and their respective successors, heirs, personal representatives and assigns and permitted transferees.

9.	Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

10.	This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11.	This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12.	This Sponsor Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware), and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.04 of the Merger Agreement to the applicable party at its principal place of business.

14.	This Sponsor Agreement and the Registration Rights Agreement shall automatically terminate at the Effective Time. In the event of a valid termination of the Merger Agreement, this Sponsor Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, each Insider, SPAC, or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

15.	The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to SPAC and the Company as follows: (a) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or other powers and have been duly authorized by all necessary corporate, limited liability company or other actions on the part of the Sponsor; (b) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (c) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (d) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (i) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (e) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (f) except for the fees described on Section 2.10 of the SPAC Disclosure Letter, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, SPAC, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Pubco, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature following the consummation of the Merger; (g) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (h) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (i) such Person has good title to all such Founder Shares and Private Placement Warrants set forth opposite such Person’s name on Schedule A, and there exist no Encumbrances or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (i) this Sponsor Agreement, (ii) the certificate of incorporation of SPAC, (iii) the Merger Agreement, (iv) the Registration Rights Agreement, effective as of the Closing, by and among SPAC and certain security holders party thereto (the “Registration Rights Agreement”), (v) the Lockup Agreement, effective as of the Closing, by and among SPAC, the Company, and certain security holders party thereto (the “Lockup Agreement”), or (vi) any applicable securities laws; and (j) the Founder Shares and Private Placement Warrants identified on Schedule A are the only Founder Shares or Private Placement Warrants owned of record or Beneficially Owned by the Sponsor and the Insiders as of the date hereof, and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement.

16.	If, and as often as, (a) there are any changes in SPAC, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in the Sponsor acquiring new shares of Common Stock, SPAC Warrants or any other equity securities of SPAC, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any shares of Common Stock or SPAC Warrants or other equity securities of SPAC after the date of this Sponsor Agreement or (c) the Sponsor acquires the right to vote or share in the voting of any shares of Common Stock or other equity securities of SPAC after the date of this Sponsor Agreement (such shares of Common Stock, SPAC Warrants or other equity securities of SPAC, collectively the “New Securities”), then, in each case, (i) such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the shares of Common Stock or SPAC Warrants owned by the Sponsor as of the date hereof and (ii) if applicable, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC, SPAC’s successor or the surviving entity of such transaction, as applicable, the Founder Shares and SPAC Warrants, including the Private Placement Warrants, each as so changed.

17.	Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Page Follows]

Sincerely,

ALKURI SPONSORS, LLC

By:	/s/ Richard Williams
Name: Richard Williams
Title: Authorized Signatory

/s/ Richard Williams
Name: Richard Williams

/s/ Sultan Almaadeed
Name: Sultan Almaadeed

/s/ Stephen Krenzer
Name: Stephen Krenzer

/s/ Stephen Smith
Name: Stephen Smith

/s/ Jason Harinstein
Name: Jason Harinstein

/s/ Katie May
Name: Katie May

Signature Page to Letter Re: Sponsor Agreement

Acknowledged and Agreed:

ALKURI GLOBAL ACQUISITION CORP.

By:	/s/ Richard Williams
Name: Richard Williams
Title: Chief Executive Officer

Signature Page to Letter Re: Sponsor Agreement

Schedule A

Sponsor Ownership of Securities

Sponsor	Founder Shares	Private Placement Warrants
Alkuri Sponsors, LLC	8,625,000	5,333,333
Total	8,625,000	5,333,333